                                                                       Exhibit 5


                      [MIRO WEINER & KRAMER LETTERHEAD]

                                     May 29, 1997


Sotheby's Holdings, Inc.
500 North Woodward Avenue
Bloomfield Hills, MI 48303


     Re:       Registration Statement on Form S-8
               (the "Registration Statement")

Gentlemen:

     This opinion is furnished to you (the "Company") in connection with the filing of the Company's Registration Statement with the Securities and Exchange Commission. Terms used in this opinion letter that are defined in the Registration Statement and that are not otherwise defined in this opinion letter have the meanings ascribed to them in the Registration Statement.

     You have supplied us with, and we have examined in our capacity as counsel to the Company, such documents and other information as we deem necessary and relevant as a basis for the opinion expressed below. In all such examinations, we have assumed the genuineness of all signatures and all original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied on statements or certificates of officers and representatives of the Company.

     Based on the foregoing, it is our opinion that the Class A Limited Voting Common Stock registered under the Registration Statement, when issued, will be duly and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,


                                     /s/ MIRO WEINER & KRAMER